2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Reports Second Quarter Results
Pro Forma RevPAR Increased 12.9 Percent; Pro Forma Hotel EBITDA Rose 28.6 Percent

Bethesda, MD, August 2, 2012 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the quarter ended June 30, 2012. The Company's results include the following:

	Second Quarter		Six Months Ended June 30,
	2012	2011	2012	2011
	($ in millions except per share, RevPAR and margin data)

Net income (loss) to common shareholders	$5.4	$1.8	$(1.8)	$(1.8)
Net income (loss) per diluted share	$0.10	$0.03	$(0.04)	$(0.05)

Pro forma RevPAR	$186.32	$165.06	$164.33	$148.23
Pro forma Hotel EBITDA	$35.9	$27.9	$53.1	$41.2
Pro forma Hotel EBITDA Margin	31.0%	26.4%	25.4%	21.4%

Adjusted EBITDA (1)	$32.9	$18.3	$46.9	$24.7

Adjusted FFO (1)	$20.1	$11.6	$25.6	$14.9
Adjusted FFO per diluted share (1)	$0.37	$0.23	$0.48	$0.32

(1) See tables later in this press release for a description of pro forma information and reconciliations from net income (loss) to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA, Funds from Operations ("FFO"), FFO per diluted share, Adjusted FFO and Adjusted FFO per diluted share.

For the details as to which hotels are included in Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margins for the second quarter and six months ended June 30, 2012, refer to the Pro Forma Property Inclusion Reference Table later in this press release.

“We're extremely pleased with the exceptional performance of our portfolio in the second quarter,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “Our hotels benefitted from the continued strength in business and leisure transient travel, improving group demand, and healthy inbound international travel, all despite ongoing global uncertainty and a sluggish U.S. economy. Our favorable operating results demonstrate the benefits of owning high-quality hotels in well-located urban gateway markets. We continue to believe our properties have tremendous upside opportunities from recently completed renovations and repositionings and through our comprehensive asset management efforts focused on implementing best practices, creating more efficient operations and lowering hotel operating expenses.”

Second Quarter Highlights

▪
Pro forma RevPAR, ADR and Occupancy: Pro forma room revenue per available room (“Pro forma RevPAR”) in the second quarter of 2012 increased 12.9 percent over the same period of 2011 to $186.32. Pro forma average daily rate (“Pro forma ADR”) grew 5.4 percent from the second quarter of 2011 to $219.57, while Pro forma Occupancy increased 7.1 percent to 84.9 percent.

▪
Pro forma Hotel EBITDA: The hotels generated $35.9 million of Pro forma Hotel EBITDA for the quarter ended June 30, 2012, an improvement of 28.6 percent compared to the same period of 2011. Pro forma Hotel Revenues increased 9.5 percent, while Pro forma Hotel Expenses rose 2.6 percent. As a result, Pro forma Hotel EBITDA Margin was 31.0 percent for the quarter ended June 30, 2012 and represents an increase of 461 basis points as compared to the same period last year.

▪	Adjusted EBITDA: The Company's Adjusted EBITDA increased 79.7 percent, or $14.6 million, to $32.9 million from $18.3 million in the prior year period.

▪	Adjusted FFO: The Company's Adjusted FFO climbed 73.7 percent to $20.1 million from $11.6 million in the prior year period.

▪
Capital Investments: During the second quarter of 2012, the Company invested $13.4 million of capital throughout its portfolio, including $3.1 million at the Westin Gaslamp Quarter, $1.9 million at the Sheraton Delfina, $1.4 million at the Hotel Monaco Seattle and $1.3 million at the Mondrian Los Angeles.

▪
Dividends: On June 15, 2012, the Company declared a $0.12 per share quarterly dividend on its common shares, a $0.4921875 per share quarterly dividend on its 7.875% Series A Cumulative Redeemable Preferred Shares and a $0.50 per share quarterly dividend on its 8.0% Series B Cumulative Redeemable Preferred Shares.

“We were able to grow portfolio-wide Pro forma RevPAR 12.9 percent in the second quarter, well in excess of the industry's 7.9 percent, as well as increase Hotel EBITDA 28.6 percent over the prior year and improve operating margins by 461 basis points,” noted Mr. Bortz. “We're thrilled with the progress we've made in improving operating performance since acquiring our hotels and we're excited about the increasingly positive impact our array of best practice programs are having in our portfolio. We expect to see significant benefits and improvements through the remainder of 2012 and beyond. In addition to our asset management programs, the comprehensive renovation and repositioning programs that we undertook last year and earlier this year have allowed us to effectively increase room rates, grow occupancies, and expand market share penetration.”

Capital Reinvestment

During the second quarter of 2012, the Company completed the comprehensive $25.0 million renovation and redevelopment of the Westin Gaslamp Quarter. This multi-phase, multi-year renovation included all guest rooms, corridors, public areas, meeting space, lobby, entry, porte cochere, exterior and restaurant, including reconcepting the restaurant and adding meeting space.

In May 2012, the Company completed a comprehensive $8.8 million renovation of the Sheraton Delfina, which included the hotel's guest rooms, corridors, meeting rooms, lobby and public space. Also in May 2012, the Company completed a $5.0 million renovation at the Hotel Monaco Seattle, which included renovating the guest rooms, corridors, lobby and meeting space.

“The recently completed capital investment programs at the Westin Gaslamp Quarter, Sheraton Delfina and Monaco Seattle, along with the prior year's renovations of Affinia Manhattan, Sir Francis Drake, Minneapolis Grand, InterContinental Buckhead and DoubleTree by Hilton Bethesda-Washington, DC have provided us with a significant opportunity to drive room rates and RevPAR penetration higher, which should substantially increase profitability and cash flow at each of these hotels over the next several years,” continued Mr. Bortz. “In addition to our recently completed renovation and refurbishments, the Company remains on track to close the Hotel Milano during the fourth quarter of 2012 as part of our planned $11.0 to $12.0 million comprehensive renovation and repositioning of the hotel, which now also includes the creation of an additional 8 guest rooms, as well as leasing out the restaurant and all food and beverage operations. The renovation is anticipated to be completed in the first quarter of 2013, and the hotel will be renamed and reopened at that time.”

Acquisitions

▪
On April 4, 2012, the Company acquired the Hotel Milano for $29.8 million. The 108-room, full-service hotel is located in the South of Market and Convention Center submarket of San Francisco, California. Upon acquisition, the Company selected Viceroy Hotel Group to manage the hotel.

▪
On July 9, 2012, the Company acquired Hotel Vintage Park Seattle for $32.5 million. The 125-room, AAA four-diamond, full-service, boutique hotel is centrally located in the core of the downtown retail and financial center in Seattle, Washington. The 11-story hotel features custom cherry wood furnishings, 1,000 square feet of meeting space, in-room spa services, a fitness center, a business center, a 66-space on-site parking structure, and the award-winning Tulio Ristorante. Kimpton Hotels & Restaurants manages the hotel.

▪
On July 9, 2012, the Company acquired the Hotel Vintage Plaza Portland for $30.5 million. The 117-room, AAA four-diamond, full-service, boutique hotel is located in the heart of downtown Portland, Oregon. The hotel features 4,800 square feet of meeting space in eight flexible meeting rooms, and the esteemed Pazzo Ristorante, a cornerstone restaurant in Portland's dining scene for over 20 years. Kimpton Hotels & Restaurants manages the hotel.

“We're thrilled with the acquisitions we've made this year in our target markets of San Francisco, Seattle and Portland,” commented Mr. Bortz. “We've been able to invest in well-located assets in high barrier-to-entry markets at substantial discounts to replacement cost, and all of these properties present excellent upside opportunities through increased RevPAR penetration and the implementation of our asset management initiatives,” commented Mr. Bortz.

Since its initial public offering in December 2009, the Company has acquired 23 properties (six through a joint venture) totaling $1.8 billion of invested capital.

Year-to-Date Highlights

▪
Pro forma RevPAR, ADR and Occupancy: Pro forma RevPAR for the six months ended June 30, 2012 increased 10.9 percent over the same period of 2011 to $164.33. Year-to-date, Pro forma ADR grew 4.0 percent from the comparable period of 2011 to $206.67, while year-to-date Pro forma Occupancy climbed 6.5 percent to 79.5 percent.

▪
Pro forma Hotel EBITDA: The Company's hotels generated $53.1 million of Pro forma Hotel EBITDA for the six months ended June 30, 2012, an improvement of 28.8 percent compared with the same period of 2011. Pro forma Hotel Revenues grew 8.4 percent, while Pro forma Hotel Expenses rose 2.8 percent. As a result, Pro forma Hotel EBITDA Margin for the six months ended June 30, 2012 increased 402 basis points to 25.4 percent as compared to the same period last year.

▪	Adjusted EBITDA: The Company's Adjusted EBITDA increased 89.7 percent, or $22.2 million, to $46.9 million from $24.7 million in the prior year period.

▪	Adjusted FFO: The Company's Adjusted FFO climbed 71.4 percent to $25.6 million from $14.9 million in the prior year period.

Balance Sheet

As of June 30, 2012, the Company had $260.2 million in consolidated debt and $277.8 million in unconsolidated, non-recourse debt at weighted-average interest rates of 4.6 percent and 3.3 percent, respectively. The Company had no outstanding balance on its $200.0 million senior unsecured credit facility. As of June 30, 2012, the Company had $172.2 million of consolidated cash, cash equivalents and restricted cash and $17.8 million of unconsolidated cash, cash equivalents and restricted cash. The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company's 49 percent pro rata interest in the Manhattan Collection, a joint venture with affiliates of Denihan Hospitality Group that owns six upper upscale hotels in Midtown Manhattan, New York. The weighted-average number of fully diluted common shares and units outstanding for the quarter ended June 30, 2012 was 53.9 million.

On June 30, 2012, as defined by the Company's credit agreement, the Company's fixed charge coverage ratio was 1.9 times, total net debt to trailing 12-month Corporate EBITDA was 3.7 times and total debt to total assets ratio was 32 percent. Excluding the Manhattan Collection, the Company's fixed charge coverage ratio was 1.9 times, net debt to trailing 12 month Corporate EBITDA was 1.4 times and total debt to total assets ratio was 21 percent.

Capital Markets

From May 2012 through July 2012, the Company completed several capital transactions to help fund strategic growth and maintain its strong balance sheet.

▪
On May 18, 2012, the Company executed a $50.0 million non-recourse, secured loan at a fixed annual interest rate of 3.9 percent and a term of five years. The loan is collateralized by a first mortgage on the 306-room Hotel Sofitel Philadelphia in Philadelphia, Pennsylvania.

▪	On June 22, 2012, the Company completed an underwritten public offering of 5.2 million common shares at a price per share of $22.10, resulting in net proceeds of $109.8 million.

▪
On July 13, 2012, the Company amended and restated its senior unsecured revolving credit facility. The amended credit facility was increased to $300 million and is comprised of a $200 million unsecured revolving credit facility and a $100 million unsecured term loan. The pricing on the amended credit facility has been significantly reduced and the facility now matures in July 2016 with an option to extend to July 2017. The new $100 million, five-year term loan is expected to be drawn on August 13, 2012. The Company entered into a swap agreement to fix the interest rate of the term loan and based on the Company's current leverage ratio (as defined by the credit agreement), the interest rate on the term loan will be 2.4 percent once drawn.

▪	The Company issued 1,290,676 common shares under its ATM offering program at an average price of $23.00 per share, for total net proceeds of $29.2 million.

“We're delighted with our continued ability to access the capital markets,” commented Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust. “The support from our investors and banking relationships has allowed us to further strengthen our balance sheet and lower our overall cost of capital, all while providing us with additional capacity for acquisitions.”

2012 Outlook

The Company is amending its 2012 Outlook to the following:

	2012 Outlook
	Low	High
	($ in millions except per share and RevPAR data)
Net income (loss) to common shareholders	$6.5	$10.5
Net income (loss) per diluted share	$0.12	$0.19
Adjusted EBITDA	$111.0	$115.0
Adjusted FFO	$63.0	$67.0
Adjusted FFO per diluted share	$1.12	$1.19

This 2012 outlook is based on the following estimates and assumptions:

U.S. GDP Growth	1.75%	2.25%
U.S. Hotel Industry RevPAR Growth	6.5%	7.5%

Portfolio RevPAR	$173	$176
Portfolio RevPAR Growth	8.0%	10.0%

Portfolio Hotel EBITDA	$125.0	$129.0
Portfolio Hotel EBITDA Margin	27.5%	28.0%
Portfolio Hotel EBITDA Margin Growth	250 bps	300 bps

Corporate cash general and administrative expenses	$12.0	$12.5
Corporate non-cash general and administrative expenses	$3.7	$3.7

Total capital investments related to renovations, capital maintenance and return on investment projects	$55.0	$65.0

Weighted-average fully diluted shares and units	56.2	56.2

The Company's 2012 outlook includes the effects of its 49 percent pro rata interest in the Manhattan Collection and assumes no additional acquisitions beyond the hotels the Company owned as of August 2, 2012.

The Company's Outlook for the third quarter 2012 is as follows:

	Third Quarter 2012 Outlook
	Low	High
	($ in millions except per share and RevPAR data)

Portfolio RevPAR	$187	$190
Portfolio RevPAR Growth	6.0%	8.0%

Portfolio Hotel EBITDA	$35.5	$37.5
Portfolio Hotel EBITDA Margin	30.0%	30.5%
Portfolio Hotel EBITDA Margin Growth	200 bps	250 bps

Adjusted EBITDA	$31.0	$33.0
Adjusted FFO	$18.0	$20.0

Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Friday, August 3, 2012, at 9:00 AM EDT. To participate in the conference call, please dial (877) 704-5378 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company's website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in urban markets in major gateway cities. The Company owns 23 hotels, comprised of 17 wholly owned hotels, with a total of 4,162 guest rooms and a 49 percent joint venture interest in six hotels with 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including 15 markets: San Diego, California; San Francisco, California; Santa Monica, California; West Hollywood, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company's net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and EBITDA Margin Growth, and the Company's expenses, share count or other financial items; descriptions of the Company's plans or objectives for future operations, acquisitions or services; forecasts of the Company's future economic performance; forecasts of hotel industry performance; expectations about the Company's financing activity; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.pebblebrookhotels.com.

All information in this release is as of August 2, 2012. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company's expectations.

###

Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investment in hotel properties, net	$1,165,080	$1,127,484
Investment in joint venture	170,960	171,765
Ground lease asset, net	10,393	10,502
Cash and cash equivalents	163,898	65,684
Restricted cash	8,334	9,469
Hotel receivables (net of allowance for doubtful accounts of $59 and $71, respectively)	15,937	11,312
Deferred financing costs, net	3,734	3,487
Prepaid expenses and other assets	21,044	16,929
Total assets	$1,559,380	$1,416,632

LIABILITIES AND EQUITY

Senior unsecured revolving credit facility	$—	$—
Mortgage debt	260,215	251,539
Accounts payable and accrued expenses	36,083	33,333
Advance deposits	5,999	4,380
Accrued interest	1,075	1,000
Distribution payable	10,832	10,032
Total liabilities	314,204	300,284
Commitments and contingencies
Shareholders’ equity:
Preferred shares of beneficial interest, $.01 par value (liquidation preference of $225,000 at June 30, 2012 and December 31, 2011), 100,000,000 shares authorized; 9,000,000 shares issued and outstanding at June 30, 2012 and at December 31, 2011	90	90
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized; 57,431,641 issued and outstanding at June 30, 2012 and 50,769,024 issued and outstanding at December 31, 2011	574	508
Additional paid-in capital	1,286,022	1,142,905
Distributions in excess of retained earnings	(45,283)	(30,252)
Total shareholders’ equity	1,241,403	1,113,251
Non-controlling interests	3,773	3,097
Total equity	1,245,176	1,116,348
Total liabilities and equity	$1,559,380	$1,416,632

Pebblebrook Hotel Trust
Consolidated Statements of Operations
(In thousands, except share and per-share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
REVENUES:
Hotel operating revenues:
Room	$59,632	$45,601	$106,487	$71,160
Food and beverage	28,870	23,166	54,394	37,953
Other operating	5,665	4,343	10,760	6,662
Total revenues	$94,167	$73,110	$171,641	$115,775

EXPENSES:
Hotel operating expenses:
Room	14,983	11,866	28,476	19,507
Food and beverage	20,417	15,827	40,120	26,687
Other direct	2,955	1,922	5,706	3,083
Other indirect	23,792	19,860	45,938	32,936
Total hotel operating expenses	62,147	49,475	120,240	82,213
Depreciation and amortization	9,998	7,592	19,687	12,389
Real estate taxes, personal property taxes and property insurance	4,032	3,158	8,039	5,081
Ground rent	537	515	957	761
General and administrative	4,810	2,440	8,410	4,726
Hotel acquisition costs	588	1,715	826	3,441
Total operating expenses	82,112	64,895	158,159	108,611
Operating income (loss)	12,055	8,215	13,482	7,164
Interest income	23	293	29	766
Interest expense	(3,465)	(3,446)	(6,722)	(6,302)
Other	—	47	—	47
Equity in earnings (loss) of joint venture	3,080	—	(516)	—
Net income (loss) before income taxes	11,693	5,109	6,273	1,675
Income tax (expense) benefit	(1,666)	(810)	917	(420)
Net income (loss)	10,027	4,299	7,190	1,255
Net income (loss) attributable to non-controlling interests	163	85	117	85
Net income (loss) attributable to the Company	9,864	4,214	7,073	1,170
Distributions to preferred shareholders	(4,457)	(2,461)	(8,913)	(3,008)
Net income (loss) attributable to common shareholders	$5,407	$1,753	$(1,840)	$(1,838)
Net income (loss) per share available to common shareholders, basic and diluted	$0.10	$0.03	$(0.04)	$(0.05)
Weighted-average number of common shares, basic	52,908,195	50,193,672	51,959,049	45,026,715
Weighted-average number of common shares, diluted	52,927,862	50,193,672	51,959,049	45,026,715

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO, EBITDA, Adjusted FFO, and Adjusted EBITDA
(In thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income (loss)	$10,027	$4,299	$7,190	$1,255
Adjustments:
Depreciation and amortization	9,959	7,560	19,610	12,327
Depreciation and amortization from joint venture	2,437	—	4,864	—
FFO	$22,423	$11,859	$31,664	$13,582
Distribution to preferred shareholders	$(4,457)	$(2,461)	$(8,913)	$(3,008)
FFO available to common share and unit holders	$17,966	$9,398	$22,751	$10,574
Hotel acquisition costs	588	1,715	826	3,441
Ground lease amortization	54	55	110	110
Amortization of LTIP units	395	395	790	790
Management contract termination costs	1,085	—	1,085	—
Adjusted FFO available to common share and unit holders	$20,088	$11,563	$25,562	$14,915

FFO per common share - basic	$0.33	$0.18	$0.43	$0.23
FFO per common share - diluted	$0.33	$0.18	$0.43	$0.23
Adjusted FFO per common share - basic	$0.37	$0.23	$0.48	$0.32
Adjusted FFO per common share - diluted	$0.37	$0.23	$0.48	$0.32

Weighted-average number of basic common shares and units	53,837,294	51,122,771	52,888,148	45,955,814
Weighted-average number of fully diluted common shares and units	53,856,961	51,134,797	52,960,751	46,000,603

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income (loss)	$10,027	$4,299	$7,190	$1,255
Adjustments:
Interest expense	3,465	3,446	6,722	6,302
Interest expense from joint venture	3,198	—	6,511	—
Income tax expense (benefit)	1,666	810	(917)	420
Depreciation and amortization	9,998	7,592	19,687	12,389
Depreciation and amortization from joint venture	2,437	—	4,864	—
EBITDA	$30,791	$16,147	$44,057	$20,366
Hotel acquisition costs	588	1,715	826	3,441
Ground lease amortization	54	55	110	110
Amortization of LTIP units	395	395	790	790

Management contract termination costs	1,085	—	1,085	—
Adjusted EBITDA	$32,913	$18,312	$46,868	$24,707

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules to supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP").

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations - Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company’s presentation of FFO in accordance with the NAREIT White Paper and EBITDA, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.

The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:

- Non-Cash Ground Rent: The Company excludes the non-cash amortization expense of the Company's ground lease asset.
- Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Amortization of LTIP Units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.
- Management contract termination costs: The Company excludes one-time management contract termination costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.

Pebblebrook Hotel Trust
Manhattan Collection Statements of Operations
(Represents the Company's 49% ownership interest in the Manhattan Collection)
(In thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
REVENUES:
Hotel operating revenues:
Room	$20,291	$—	$33,811	$—
Food and beverage	1,695	—	3,270	—
Other operating	667	—	1,350	—
Total revenues	22,653	—	38,431	—

EXPENSES:
Total hotel expenses	14,041	—	27,681	—
Depreciation and amortization	2,437	—	4,864	—
Total operating expenses	16,478	—	32,545	—
Operating income (loss)	6,175	—	5,886	—
Interest income	32	—	67	—
Interest expense	(3,198)	—	(6,511)	—
Other	71	—	42	—
Equity in earnings of joint venture	$3,080	$—	$(516)	$—

	Spread over 30-day LIBOR	Loan Amount	Maturity
DEBT:
Mortgage and mezzanine	300 bps (a)	$277,790	February 2013
Cash and cash equivalents		(2,380)
Net debt		275,410
Restricted cash		(15,405)
Net debt including restricted cash		$260,005

(a) Represents the estimated weighted average spread of the mortgage and the mezzanine debt outstanding.

Notes:

These hotel operating results represent the Company's period of ownership for the Company's 49% ownership interest in the Manhattan Collection. The Manhattan Collection consists of the following six hotels: Affinia Manhattan, Affinia 50, Affinia Dumont, Affinia Shelburne, Affinia Gardens and The Benjamin. The hotel operating results for the Manhattan Collection only include 49% of the results for the six properties to reflect the Company's 49% ownership interest in the hotels.

The information above has not been audited and has been presented only for informational purposes.

Pebblebrook Hotel Trust
Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Total Portfolio
Pro forma Occupancy	84.9%	79.2%	79.5%	74.6%
Increase/(Decrease)	7.1%		6.5%
Pro forma ADR	$219.57	$208.32	$206.67	$198.63
Increase/(Decrease)	5.4%		4.0%
Pro forma RevPAR	$186.32	$165.06	$164.33	$148.23
Increase/(Decrease)	12.9%		10.9%

Notes:

This schedule of hotel results for the three- and six-month periods ended June 30, includes information from all of the hotels the Company owned as of June 30, 2012, except for the Hotel Milano for both 2012 and 2011. Results for the Manhattan Collection reflect Pebblebrook's 49% ownership interest. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. The Company expects to include historical hotel results for the Hotel Milano after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Manhattan Collection Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Total Portfolio
Pro forma Occupancy	93.2%	84.5%	90.0%	82.9%
Increase/(Decrease)	10.2%		8.6%
Pro forma ADR	$281.78	$270.24	$243.01	$233.28
Increase/(Decrease)	4.3%		4.2%
Pro forma RevPAR	$262.58	$228.43	$218.77	$193.34
Increase/(Decrease)	14.9%		13.2%

Notes:

This schedule of hotel results for the three- and six-month periods ended June 30, includes information for the six hotels that make up the Manhattan Collection as of June 30, 2012. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Pro Forma Hotel Results
(In Thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Pro Forma Hotel Revenues:
Rooms	$79,032	$69,397	$139,408	$124,079
Food and beverage	30,565	30,474	57,663	57,536
Other	6,230	5,892	12,008	11,279
Total hotel revenues	115,827	105,763	209,079	192,894

Pro Forma Hotel Expenses:
Rooms	20,101	18,855	38,984	36,280
Food and beverage	22,029	21,714	43,341	42,316
Other direct	3,025	2,782	5,885	5,294
General and administrative	9,616	9,756	18,865	19,022
Sales and marketing	8,094	7,453	15,533	14,516
Management fees	3,293	3,088	5,791	5,833
Property operations and maintenance	3,541	3,518	7,063	7,064
Energy and utilities	2,941	3,408	6,100	6,969
Property taxes	4,776	4,055	9,622	8,025
Other fixed expenses	2,468	3,196	4,806	6,351
Total hotel expenses	79,884	77,825	155,990	151,670

Pro Forma Hotel EBITDA	$35,943	$27,938	$53,089	$41,224

Pro Forma Hotel EBITDA Margin	31.0%	26.4%	25.4%	21.4%

Notes:

This schedule of hotel results for the three- and six-month periods ended June 30, includes information from all of the hotels the Company owned as of June 30, 2012, except for the Hotel Milano for both 2012 and 2011. Results for the Manhattan Collection reflect the Company's 49% ownership interest. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. The Company expects to include historical hotel results for the Hotel Milano after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Pro Forma Manhattan Collection Hotel Results
(In Thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Pro Forma Hotel Revenues:
Rooms	$20,291	$16,705	$33,811	$28,121
Food and beverage	1,695	1,357	3,270	2,547
Other	667	644	1,350	1,319
Total hotel revenues	22,653	18,706	38,431	31,987

Pro Forma Hotel Expenses:
Rooms	5,476	4,944	10,866	9,595
Food and beverage	1,537	1,402	3,065	2,756
Other direct	108	111	219	224
General and administrative	1,882	1,812	3,705	3,499
Sales and marketing	1,238	1,121	2,383	2,191
Management fees	698	577	1,189	992
Property operations and maintenance	716	717	1,416	1,384
Energy and utilities	620	605	1,346	1,264
Property taxes	1,662	1,493	3,292	2,946
Other fixed expenses	104	182	199	442
Total hotel expenses	14,041	12,964	27,680	25,293

Pro Forma Hotel EBITDA	$8,612	$5,742	$10,751	$6,694

Pro Forma Hotel EBITDA Margin	38.0%	30.7%	28.0%	20.9%

Notes:

This schedule of hotel results for the three- and six-month periods ended June 30, reflects the Company's 49% pro rata interest and include information for the six hotels that make up the Manhattan Collection as of March 31, 2012. These hotel results may reflect the operational performance prior to the Company's ownership of the hotels. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Pro Forma Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4

DoubleTree by Hilton Bethesda	X	X	X	X
Sir Francis Drake	X	X	X	X
InterContinental Buckhead	X	X	X	X
Hotel Monaco Washington, DC	X	X	X	X
Grand Hotel Minneapolis	X	X	X	X
Skamania Lodge	X	X	X	X
Sheraton Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
Hotel Monaco Seattle	X	X	X	X
Westin Gaslamp Quarter San Diego	X	X	X	X
Mondrian Los Angeles	X	X	X	X
Viceroy Miami	X	X	X	X
W Boston	X	X	X	X
Manhattan Collection	X	X	X	X
Hotel Milano
Hotel Vintage Park Seattle			X	X
Hotel Vintage Plaza Portland			X	X

Notes:

A property marked with an "X" in a specific quarter denotes that the pro forma operating results of that property are included in the Pro Forma Hotel Statistical Data, Schedule of Pro Forma Hotel Results and the 2012 Outlook for the respective calendar quarter in 2012 and 2011.

The Company’s second quarter Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of June 30, 2012, escept for the Hotel Milano. Results for the Manhattan Collection reflect the Company's 49% ownership interest. The Company expects to include historical operating results for the Hotel Milano after the Company has owned the hotel for one year. Operating statistics and financial results include periods prior to the Company’s ownership of the hotels.

The Company's estimates and assumptions for Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin for the Company's 2012 Outlook include the hotels owned as of August 2, 2012. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The hotel operating estimates and assumptions for the Manhattan Collection included in the Company's 2012 Outlook only reflect the Company's 49% ownership interest in the hotels.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In Thousands, except Occupancy, ADR, and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Full Year 2011

Pro forma Occupancy	70.4%	79.7%	84.7%	77.8%	78.2%
Pro forma ADR	$184	$205	$208	$213	$203
Pro forma RevPAR	$130	$163	$176	$166	$159

Pro forma Hotel Revenues	$91.4	$111.0	$115.1	$114.9	$432.4
Pro forma Hotel EBITDA	$13.6	$29.0	$32.4	$32.1	$107.1

	First Quarter 2012	Second Quarter 2012
Pro forma Occupancy	74.5%	85.2%
Pro forma ADR	$189	$216
Pro forma RevPAR	$141	$184

Pro forma Hotel Revenues	$97.8	$121.2
Pro forma Hotel EBITDA	$17.5	$37.0

Notes:

These historical hotel operating results include information from the following hotels: DoubleTree by Hilton Bethesda-Washington DC; Sir Francis Drake; InterContinental Buckhead; Hotel Monaco Washington, DC; Grand Hotel Minneapolis; Skamania Lodge; Sheraton Delfina; Sofitel Philadelphia; Argonaut Hotel; the Westin Gaslamp Quarter San Diego; Hotel Monaco Seattle; Mondrian Los Angeles; Viceroy Miami; W Boston; Hotel Vintage Park Seattle; Hotel Vintage Plaza Portland; and the 6 hotel properties in the Manhattan Collection. These operating results exclude those of the Hotel Milano. The hotel operating results for the Manhattan Collection only includes 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The Company expects to include historical operating results for Hotel Milano after the Company has owned the hotel for one year. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Manhattan Collection Hotel Pro Forma Operating Data
(In Thousands, except Occupancy, ADR, and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Full Year 2011

Pro forma Occupancy	81.2%	84.5%	90.9%	92.5%	87.4%
Pro forma ADR	$194	$270	$278	$310	$266
Pro forma RevPAR	$158	$228	$253	$287	$233

Pro forma Hotel Revenues	$13.3	$18.7	$20.5	$25.1	$77.6
Pro forma Hotel EBITDA	$1.0	$5.7	$6.8	$10.5	$24.0

	First Quarter 2012	Second Quarter 2012
Pro forma Occupancy	86.9%	93.2%
Pro forma ADR	$201	$282
Pro forma RevPAR	$175	$263

Pro forma Hotel Revenues	$15.8	$22.7
Pro forma Hotel EBITDA	$2.1	$8.6

Notes:

These historical hotel operating results include information from the 6 hotel properties in the Manhattan Collection. The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.